EXHIBIT 12

CAPSTEAD MORTGAGE CORPORATION

COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND RATIO OF NET INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Computation of ratio of net income to fixed charges:

	Year Ended December 31
	2012	2011	2010	2009	2008
Fixed charges	$77,848	$66,080	$56,251	$128,830	$258,453

Fixed charges	$77,848	$66,080	$56,251	$128,830	$258,453
Net income	163,626	160,204	126,896	129,263	125,923

	$241,474	$226,284	$183,147	$258,093	$384,376

Ratio of net income to fixed charges	3.10:1	3.42:1	3.26:1	2.00:1	1.49:1

Computation of ratio of net income to combined fixed charges and preferred stock dividends:

	Year Ended December 31
	2012	2011	2010	2009	2008
Fixed charges	$77,848	$66,080	$56,251	$128,830	$258,453
Preferred stock dividends	21,021	20,369	20,233	20,239	20,251

Combined fixed charges and preferred stock dividends	$98,869	$86,449	$76,484	$149,069	$278,704

Fixed charges	$77,848	$66,080	$56,251	$128,830	$258,453
Net income	163,626	160,204	126,896	129,263	125,923

	$241,474	$226,284	$183,147	$258,093	$384,376

Ratio of net income to combined fixed charges and preferred stock dividends	2.44:1	2.62:1	2.39:1	1.73:1	1.38:1